Exhibit 99.1

CONTACT: Michael Golden, CEO Robert Nichols, CFO 561 826 0464 NEWS RELEASE

SUN AMERICAN BANCORP SET TO ACQUIRE INDEPENDENT COMMUNITY BANK

BOCA RATON, FL – March 30, 2007 – Sun American Bancorp (“Sun American”) (Nasdaq: SAMB), the bank holding company for Sun American Bank, announced today the consummation of the merger of Independent Community Bank (“Independent”) with and into Sun American Bank for a mixture of cash and SBK common stock with an aggregate value of approximately $41 million. Independent operates one branch in Tequesta, Florida located to the northeast of Jupiter, Florida.  Independent is a privately held commercial bank with approximately $137 million in assets as of December 31, 2006. Both Sun American and Independent received a 5-star rating from Bauer Financial for the 2nd quarter of 2006.

Michael Golden, Chairman and CEO of Sun American Bancorp, stated “This merger is a positive for both banks, will allow us to continue to strengthen our infrastructure and our expansion in the dynamic market of Palm Beach County, and will be immediately accretive to Sun American’s earnings per share.”

As a result of the merger, Sun American will have 14 branch locations from Miami to northern Palm Beach County. The combined institution will have approximately $600 million in total assets and be one of the largest community banks operating in the fast growing markets along the southeast coast of Florida. The terms of the agreement call for each outstanding share of Independent common stock to be exchanged for 6.4463 shares of SBK common stock or $34.81 in cash subject to 42% of Independent’s outstanding shares receiving cash.

Tim Leathers, President and CEO of Independent Community Bank, said “We believe that this transaction is an excellent opportunity to create a larger, stronger bank and ensures that there will continue to be a locally-owned bank in our community. Sun American Bank has a tremendous business and commercial banking presence in the growing Southeastern Florida markets. We will now be able to offer our customers access to an expanded network of Sun American Bank branches and a greater selection of products and services.”

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. It operates thirteen branches in Miami, Broward and Palm Beach Counties in Southeast Florida. On December 29, 2006, Sun American completed its acquisition of Beach Bank, resulting in the acquisition of $114 million in total assets, $68 million of loans and $106 million of deposits. Sun American closed 2006 with $503 million in assets, $350 million in loans, and $403 million in deposits. For additional information, please visit our website at www.sunamericanbank.com.

About Independent Community Bank

Based in Tequesta, Florida, Independent Community Bank is a Florida state-chartered commercial bank with approximately $137 million in total assets as of December 31, 2006 and operates one branch office. For additional information, please visit the Company’s website at www.freedomaccess.com.

Except for historical information containing herein, the matters set forth in this news release are “forward looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized.  Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp’s expectations.  Factors that could contribute to such differences include those identified in Sun American Bancorp’s Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American’s other filings with the Securities and Exchange Commission, news releases and other communications.

NOTE:  Transmitted on Business Wire on March 30, 2007 at 0:00 p.m. EDT.